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                                                                    EXHIBIT 99.2


                    [BLUE RIVER BANCSHARES, INC. LETTERHEAD]

                                 PRESS RELEASE

================================================================================


FOR IMMEDIATE RELEASE

DATE:             September 25, 2002
CONTACT:          Larry Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721


    BLUE RIVER BANCSHARES, INC. COMPLETES FIRST CLOSING OF PRIVATE PLACEMENT

         Shelbyville, Indiana - Blue River Bancshares, Inc. (NASDAQ SC: BRBI) announces the closing of the first portion of its private placement. In this closing, Blue River sold 321,089 shares of its common stock at a price of $4.73 per share or approximately $1,500,000. Blue River previously reported that it had reached an agreement with investors to raise $4,050,000 through private placements. Blue River expects the second closing of 535,148 shares of its common stock at a price of $4.73, or approximately $2,500,000, will take place on or about October 15, 2002. These shares will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Pursuant to its agreement with the investors, Russell Breeden, III was elected to the Board of Directors for a term ending in 2003. Mr. Breeden was also elected to the Board of Directors of Shelby County Bank, a wholly-owned subsidiary of Blue River for a term ending in 2003.

         Since 1993, Mr. Breeden has been very successful as a member of the executive team of four community banks. Mr. Breeden was President and Vice Chairman of Harrington Bank, a $450 million thrift located in Richmond, Indiana. In addition, Mr. Breeden was the Chairman and Chief Executive Officer of Community First Financial Group, Inc., a $400 million multi-bank holding company with two banks located in Indiana and one in California. Mr. Breeden spent 20 years, from 1973 to 1993, with Raffensperger, Hughes and Co., Inc., an investment banking firm located in Indianapolis, Indiana. He served as its President and Chief Executive Officer during the last three years of his tenure with that firm.

Mr. Wayne C. Ramsey was also elected to the Board of Directors of Blue River Bancshares for a term ending in 2005. Mr. Ramsey is a Vice President of LYNCH & Associates, a registered investment advisor located in Evansville, Indiana. He was previously Chief Investment Officer for English State Bank, English Indiana, Peoples Trust Bank Company, Corydon Indiana, and Bay Cities National Bank, Redondo Beach, California. Before that Mr. Ramsey was Executive




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Vice President and Chief Financial Officer for Schilli Transportation Services,
Remington, Indiana. Mr. Ramsey also has extensive experience as an investor in thrifts and banks.

         Larry Toombs, President of Blue River Bancshares and Shelby County Bank stated: "The closing of the transaction which has strengthened the Company's capital is one more step in building a strong organization and commitment to Shelbyville and Shelby County. Additionally, the addition of Mr. Breeden and Mr. Ramsey as directors is an additional benefit of this transaction. They are highly successful businessmen in their many endeavors. We believe that their knowledge and enthusiasm will complement the current Directors and will add new synergy to our focus of being the premier community bank in our markets. Their previous involvement in successful community banks, their financial institution experiences, support of the community banking philosophy, and their insights as previous bank board members will strengthen the ongoing implementation of Blue River and Shelby County Bank's long-term strategies for success."

         Blue River intends to conduct a rights offering in which its existing shareholders would receive non-transferable rights to acquire shares in the offering. Blue River intends to offer approximately 555,555 shares of common stock at a price of $4.50 per share. Each shareholder would receive one subscription right for each share of common stock that the shareholder owns on the record date. The Board of Directors of Blue River has set September 16, 2002, as the record date. Each subscription right will entitle the shareholder to purchase .3584 shares of common stock at the subscription price. Shareholders who exercise their rights in full would also be able to subscribe, at the subscription price, for shares that other right holders decline to purchase, to permit them to maintain a percentage interest in the Company which is equal to their percentage interest prior to the private placements. The rights offering will only be made pursuant to an effective registration statement filed with the Securities and Exchange Commission. Blue River intends to file a registration statement with respect to the rights offering once the private placements are closed. However, Blue River could decide to cancel the rights offering either before or after that time.

         The statements in this press release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

         The Company's common stock is traded on the Nasdaq SmallCap Stock Market under the symbol BRBI.

         Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties.


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